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                                                                   EXHIBIT 23.06

                             [KPMG LLP LETTERHEAD]



                       CONSENT OF INDEPENDENT ACCOUNTANTS



The Board of Directors
VERITAS Software Corporation



We consent to the reference of our firm under the caption "Experts", and to the use of our report dated February 5, 1999 with respect to the balance sheets of TeleBackup Systems Inc. as at December 31, 1997 and 1998, and the related statements of operations and deficit and changes in financial position for each of the years in the three year period ended December 31, 1998, which reference and report appear in the Registration Statement on Form S-4 filed with the Securities and Exchange Commission on October 19, 2000.


/s/ KPMG LLP

Chartered Accountants
Calgary, Canada
October 19, 2000